EXHIBIT 99.2
YODLE, INC.
2007 EQUITY INCENTIVE PLAN

(As amended through August 5, 2015)

(Originally approved by the Board of Directors on May 2, 2007)

1.    Purpose. This 2007 Equity Incentive Plan (the “Plan”) is intended to provide incentives: (a) to the officers and other employees of Yodle, Inc., a Delaware corporation (the “Company”), and any present or future parent or subsidiaries of the Company (collectively, “Related Corporations”) by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as “incentive stock options” under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”) (“ISO” or “ISOs”); (b) to directors, officers, employees, consultants and advisors of the Company and Related Corporations by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs (“Non-Qualified Option” or “Non-Qualified Options”); (c) to directors, officers, employees, consultants and advisors of the Company and Related Corporations by providing them with opportunities to receive awards of stock in the Company whether such stock awards are in the form of bonus shares, stock awards, or of performance share awards (“Awards”); and (d) to directors, officers, employees, consultants and advisors of the Company and Related Corporations by providing them with opportunities to make direct purchases of restricted stock in the Company (“Restricted Stock Purchases”). ISOs and Non-Qualified Options are referred to hereafter individually as an “Option” and collectively as “Options”. Options, Awards and authorizations to make Restricted Stock Purchases are referred to hereafter individually as a “Stock Right” and collectively as “Stock Rights.” As used herein, the terms “parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation,” respectively, as those terms are defined in Section 424 of the Code.

2.    Administration of the Plan.

A.    Board or Committee Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”). The Board may appoint a Compensation Committee or an Equity Incentive Plan Committee (as the case may be, the “Committee”) of two (2) or more of its members to administer the Plan and to grant Stock Rights hereunder, provided such Committee is delegated such powers in accordance with applicable state law. (All references in this Plan to the “Committee” shall mean the Board if no such Compensation Committee or Equity Plan Committee has been so appointed). If the Company registers any class of any equity security pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Plan shall be administered in accordance with the applicable rules set forth in Rule 16b-3 or any successor provisions of the Exchange Act (“Rule 16b-3”). From and after the date the Company becomes subject to Section 162(m) of the Code with respect to compensation earned under this Plan, each member of the Committee shall also be an

“outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

B.    Authority of the Committee. Subject to the terms of the Plan, the Committee shall have the authority to: (i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under Paragraph 3 to receive ISOs) to whom ISOs may be granted, and to determine (from among the class of individuals and entities eligible under Paragraph 3 to receive Non-Qualified Options and Awards and to make Restricted Stock Purchases) to whom Non-Qualified Options, Awards and authorizations to make Restricted Stock Purchases may be granted; (ii) determine the time or times at which Options or Awards may be granted or Restricted Stock Purchases made; (iii) determine the exercise price of shares subject to each Option, which price shall not be less than the minimum price specified in Paragraph 6, and the purchase price of shares subject to each Restricted Stock Purchase; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine (subject to Paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) determine whether restrictions such as repurchase options and “drag along” rights and rights of first refusal are to be imposed on shares subject to Options, Awards and Restricted Stock Purchases and the nature of such restrictions, if any; (vii) impose such other terms and conditions with respect to capital stock issued pursuant to Stock Rights not inconsistent with the terms of this Plan as it deems necessary or desirable; and (viii) interpret the Plan and prescribe and rescind rules and regulations relating to it. Notwithstanding the foregoing, except as explicitly required by the terms of the Plan, the Committee shall not act in manner that would cause any Stock Right (or any modified Stock Right) to be subject to the requirements of Section 409A of the Code unless the Committee has made a good faith determination that such Stock Right would comply with the requirements of Section 409A or the holder of such Stock Right has acknowledged in writing, either in the agreement or instrument granting such Stock Right or otherwise, the consequences of such non-compliance.

If the Committee determines to issue a Non-Qualified Option, the Committee shall take whatever actions it deems necessary, under the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

C.    Delegation of Authority to Grant Awards to Officer. Without limiting the foregoing, the Board, in its discretion, may also delegate to a single officer of the Company who is a member of the Board (to the extent consistent with state law) all or part of the Board’s or Committee’s authority and duties with respect to the granting of Stock Rights to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Code, subject to such limitations as the Board or the Committee deems appropriate, including without limitation as to the amount of Stock Rights that may be granted during the period of delegation, and guidelines as to the determination of the exercise price of any Option, the purchase price of other Stock Rights and the setting of vesting schedules or criteria. Such officer (the “Delegated Officer”) shall act as a one member committee of the Board, and shall in any event be subject to the same limitations as are applicable to the Committee. References to the Committee in this Plan shall also include the Delegated Officer, but only to the extent consistent with the authorities and duties delegated to the Delegated Officer by the Board. The Board may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Delegated Officer that were consistent with the terms of the Plan.

D.    Committee Actions. The Committee may select one of its members as its chairman and shall hold meetings at such time and places as it may determine. Acts by a majority of the Committee, acting at a meeting (whether held in person or by teleconference), or acts reduced to or approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan, subject to compliance with Paragraph 2A.

E.    Grant of Stock Rights to Board Members. Stock Rights may be granted to members of the Board, subject to compliance with Rule 16b-3 when required by Paragraph 2A. All grants of Stock Rights to members of the Board shall in all respects be made in accordance with the provisions of this Plan applicable to other eligible persons.

3.    Eligible Employees and Others. ISOs may be granted to any employee of the Company or any Related Corporation. Those officers and directors of the Company who are not employees may not be granted ISOs under the Plan. Non-Qualified Options, Awards and authorizations to make Restricted Stock Purchases may be granted to any employee, officer or director (whether or not also an employee) of or consultant or advisor to the Company or any Related Corporation. The Committee may take into consideration a recipient’s individual circumstances in determining whether to grant a Stock Right. Granting a Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify such individual or entity from, participation in any other grant of Stock Rights.

4.    Stock. The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock of the Company, $.0002 par value (the “Common Stock”), or shares of Common Stock issued by the Company under the Plan and reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 41,953,663 subject to adjustment as provided in Paragraph 13.

5.    Granting of Stock Rights. Stock Rights may be granted under the Plan at any time after May 2, 2007 and prior to May 1, 2017. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right or such date that is specified in the instrument or agreement evidencing such Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant and that with respect to an ISO grant such date shall not be earlier than the date of commencement of employment of the employee granted the ISO. The Committee shall have the right, with the consent of the optionee, to convert an ISO granted under the Plan to a Non-Qualified Option pursuant to Paragraph 17.

6.	Minimum Option Price; ISO Limitations.

A.    Price for Options. The exercise price per share specified in the agreement relating to each Option granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant.

B.    $100,000 Annual Limitation on ISOs. Each eligible employee may be granted ISOs only to the extent that, in the aggregate under this Plan and all other incentive stock option plans of the Company and any Related Corporation, such ISOs do not become exercisable for the first time by such employee during any calendar year in a manner which would entitle the employee to purchase more than $100,000 in fair market value (determined at the time the ISOs were granted) of Common Stock in that year. Any Options granted to an employee in excess of such amount will be granted as Non-Qualified Options.

C.    Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company’s Common Stock is publicly traded, “fair market value” shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such Option is granted and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market List, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not then traded on a national securities exchange and is not reported on the NASDAQ National Market List. However, if the Common Stock is not publicly traded at the time an Option is granted under the Plan, “fair market value” shall be deemed to be the fair value of the Common Stock as determined by the Board after taking into consideration all factors in good faith it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock or other equity securities of the Company in private transactions negotiated at arm’s length, if any, with reference to the rules and principles of valuation set forth in Section 1.409A-1(b)(5)(iv)(B) of the Final Treasury Regulations.

7.    Option Duration. Subject to earlier termination as provided in Paragraphs 9, 10, and 13B, each Option shall expire on the date specified by the Committee and set forth in the original stock option agreement granting such Option, but not more than ten (10) years from the date of grant. Notwithstanding the foregoing, in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, such ISOs shall expire not more than five (5) years from the date of grant. Non-Qualified Options shall expire on the date specified in the agreement granting such Non-Qualified Options, subject to extension as determined by the Committee. ISOs, or any part thereof, that have been converted into Non-Qualified Options may be extended as provided in Paragraph 17.

8.    Exercise of Option. Subject to the provisions of Paragraphs 9 through 13, each Option granted under the Plan shall be exercisable as follows:

A.    Vesting. Subject to Paragraphs 9 and 10 with respect to ISOs, Options granted to optionees shall vest in accordance with a schedule specified by the Committee and set forth in the agreement granting the Options. The Committee may also specify other conditions precedent as it deems appropriate to the exercise of an Option.

B.    Full Vesting of Installments. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

C.    Partial Exercise. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable, provided that the Committee may specify a certain minimum number or percentage of the shares issuable upon exercise of any Option that must be purchased upon any exercise.

D.    Acceleration of Vesting. The Committee shall have the right to accelerate the date of exercise of any installment of any Option, despite the fact that such acceleration may (i) cause the application of Sections 280G and 4999 of the Code if an Acquisition, as defined below in Paragraph 13B, occurs, or (ii) disqualify all or part of the Option as an ISO. However, the Committee shall not accelerate the date of exercise of any installment of any Option that would cause such Option to be subject to the requirements of Section 409A of the Code unless the Committee has made a good faith determination that such Option would comply with the requirements of Section 409A or the holder of such Option has acknowledged in writing, either in the agreement or instrument granting such Option or otherwise, the consequences of such non-compliance.

9.    Termination of Employment. Subject to the provisions of Paragraph 13B, if an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in Paragraph 10, no further installments of such optionee’s ISOs shall become exercisable following the date of such cessation of employment, and such optionee’s ISOs shall terminate after the passage of ninety (90) days from the date of termination of such optionee’s employment, but in no event later than on their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to Paragraph 17. Nothing in the Plan shall be deemed to give any grantee of any Stock Right the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

10.    Death; Disability.

A.    Death. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of such optionee’s death, or if the employee dies within the thirty (30) day period after the employee ceases to be employed by the Company and all Related Corporations, any ISO of such optionee may be exercised, to the extent of the number of shares with respect to which such optionee could have exercised it on the date of such optionee’s death, by such optionee’s estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, at any time prior to the earlier of the specified expiration date of the ISO or one (1) year from the date of such optionee’s death.

B    Disability. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of such optionee’s disability, that optionee shall have the right to exercise any ISO held by such optionee on the date of termination of employment, to the extent of the number of shares with respect to which the optionee could have exercised it on that date, at any time prior to the earlier of the specified expiration date of the ISO or one (1) year from the date of the termination of the optionee’s employment. For the purposes of the Plan, the term “disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code or successor statute.

11.    Assignability. Except for Non-Qualified Options which may be transferred for estate planning purposes to the extent provided in the instrument or agreement granting those Non-Qualified Options, no Stock Right shall be assignable or transferable by the grantee except by will or by the laws of descent and distribution, and during the lifetime of the grantee each Stock Right shall be exercisable only by that grantee. No Stock Right, and no right to exercise any portion thereof, shall be subject to execution, attachment, or similar process, assignment, or any other alienation or hypothecation. Upon any attempt so to transfer, assign, pledge, hypothecate, or otherwise dispose of any Stock Right, or of any right or privilege conferred thereby, contrary to the provisions thereof or hereof or upon the levy of any attachment or similar process upon any Stock Right, right or privilege, such Stock Right and such rights and privileges shall immediately become null and void. The foregoing shall not be construed to restrict the ability to assign or transfer shares of Common Stock issued upon the exercise or award of a Stock Right to the extent that the instrument or agreement granting such Stock Right permits assignment or transfer.

12.    Terms and Conditions of Stock Rights. Stock Rights shall be evidenced by instruments or agreements (which need not be identical) in such forms as the Committee may from time to time approve. The instruments and agreements shall conform to the terms and conditions set forth in this Plan to the extent applicable and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan. Without limiting the foregoing, such provisions may include transfer restrictions, rights of refusal, vesting provisions, repurchase rights, lock-up provisions, drag-along rights and such other restrictions with respect to shares of Common Stock issuable upon exercise of Stock Rights as the Committee may deem appropriate. In granting any Non-Qualified Option, the Committee may specify that such Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination, cancellation or other provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver the instruments and agreements. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of the instruments and agreements.

13.    Adjustments. Upon the occurrence of any of the following events, an optionee’s rights with respect to Options granted to that optionee hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option:

A.    Stock Dividends and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

B.    Consolidations, Mergers or Sales of Assets or Stock. If the Company is to be consolidated with or acquired by another person or entity in a merger or similar event, or if all or substantially all of the Company’s assets or stock are sold or leased to a third party (an “Acquisition”), the Committee or the board of directors of any entity surviving the Acquisition or purchasing the Company’s assets or stock in such Acquisition (the “Successor Board”) shall, with respect to outstanding Options or shares acquired upon exercise of any Option, take one or more of the following actions: (i) make appropriate provision for the continuation of such options by substituting on an equitable basis (as reasonably determined by the Committee or Successor Board) for each share then subject to such Options the consideration payable to the holders of Common Stock in connection with the Acquisition for each share of Common Stock outstanding prior to such Acquisition; (ii) accelerate the date of exercise of such Options or of any installment of any such Options; (iii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; (iv) terminate all vested Options in exchange for a cash payment equal to the excess of the fair market value (as reasonably determined by the Committee or Successor Board) of the shares subject to such Options (to the extent then exercisable) over the exercise price thereof; or (v) in the event of a stock sale, require that the optionee sell to the purchaser to whom such stock sale is to be made, all shares previously issued to such optionee upon exercise of any Option, at a price equal to the portion of the net consideration from such sale which is attributable to such shares (as reasonably determined by the Committee or the Successor Board). However, the Committee shall not take any of the foregoing actions if such action would cause an Option to be subject to the requirements of Section 409A of the Code unless the Committee has made a good faith determination that such Option would comply with the requirements of Section 409A or the holder of such Option has acknowledged in writing, either in the agreement or instrument granting such Option or otherwise, the consequences of such non-compliance.

If, in connection with an acceleration of Options upon an Acquisition, a tax under Section 4999 of the Code would be imposed on the grantee of any Stock Right (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code), and the grantee, on an after-tax basis (taking into account such tax) would receive greater net compensation by not having any or all of such Stock Rights accelerate, then at the discretion of the Committee, the number of Stock Rights of any such grantee which otherwise would become immediately exercisable, realizable or vested as permitted in this Paragraph 13 (or such provision of any other agreement or instrument governing such Stock Right that provides for such an acceleration in connection with an Acquisition) may be reduced (or delayed), to the extent necessary to maximize such net compensation. For purposes of determining “net compensation” under this paragraph, the amount of compensation considered to be realized by the grantee of any Stock Right as a result of the acceleration of the vesting of such Stock Right shall be determined in accordance with the principles set forth in the Treasury Regulations under Section 280G of the Code for determining the amount of any “parachute payment” resulting from the acceleration of vesting of restricted stock, a stock option or any other unvested stock right.

C.    Recapitalization or Reorganization. If a recapitalization or reorganization of the Company (other than a transaction described in Subparagraph B above) occurs, pursuant to which securities of the Company or of another entity are issued with respect to the outstanding shares of Common Stock, an optionee, upon exercising an Option, shall be entitled to receive for the purchase price paid, the securities the optionee would have received if the optionee had exercised the Option prior to the recapitalization or reorganization and had been the owner of the Common Stock receivable upon exercise of the Option at that time.

D.    Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to the foregoing Subparagraphs A, B or C with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether the adjustments would constitute a “modification” of such ISOs (as that term is defined in Section 424 of the Code or any successor thereto) or would cause any adverse tax consequences for the holders of ISOs. If the Committee determines that the adjustments made with respect to ISOs would constitute a modification of the ISOs, it may refrain from making those adjustments.

E.    Issuances of Securities and Non-Stock Dividends. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company (and, in the case of securities of the Company, such adjustments shall be made pursuant to the foregoing Subparagraph A).

F.    Fractional Shares. No fractional shares shall be issued under the Plan, and the optionee shall receive from the Company cash in lieu of such fractional shares.

G.    Adjustments. Upon the happening of any of the foregoing events described in Subparagraphs A, B or C above, the class and aggregate number of shares set forth in Paragraph 4 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such Subparagraphs. The Committee or the Successor Board, as applicable, shall determine the specific adjustments to be made under this Paragraph 13 and its determination shall be conclusive.

If any person or entity owning Common Stock obtained by exercise of a Stock Right made hereunder receives securities or cash in connection with a corporate transaction described in Subparagraphs A, B or C above as a result of owning Common Stock, except as otherwise provided in Subparagraph B, such securities or cash shall be subject to all of the conditions and restrictions applicable to the Common Stock with respect to which such securities or cash were issued, unless otherwise determined by the Committee or the Successor Board.

14.    Means of Exercising Options. An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address. The notice shall identify the Option being exercised and specify the number of shares as to which the Option is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, or (b) at the discretion of the Committee, by delivery of an irrevocable and unconditional undertaking, satisfactory in form and substance to the Company, by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery to the Company of a copy of irrevocable and unconditional instructions, satisfactory in form and substance to the Company, to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price, or (c) at the discretion of the Committee and in compliance with the Sarbanes-Oxley Act of 2002, as amended, by delivery of the grantee’s personal recourse note bearing interest payable not less than annually at no less than 100% of the applicable Federal rate, as defined in Section 1274(d) of the Code, or (d) at the discretion of the Committee, if an Option is a Non-Qualified Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a fair market value on the date of exercise that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the holder of the Option to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued and shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the holder of the Option as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations, or (e) at the discretion of the Committee, by any combination of (a), (b), (c) and (d) above. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by such optionee’s Option until the date of issuance of a stock certificate to such optionee for the shares subject to the Option. Except as expressly provided above in Paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

15.     Term and Amendment of Plan. The Plan shall expire on May 1, 2017 (except as to Options outstanding on that date). Subject to the provisions of Paragraph 5 above, Options may be granted under the Plan prior to the date of stockholder approval of the Plan. The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders obtained within twelve (12) months before or after the Board adopts a resolution authorizing any of the following actions: (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to Paragraph 13); (b) the provisions of Paragraph 3 regarding eligibility for grants of ISOs may not be modified; (c) the provisions of Paragraph 6(B) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to Paragraph 13); and (d) the expiration date of the Plan may not be extended.

16.    Section 162(m). Notwithstanding anything herein to the contrary, no Stock Right shall become exercisable, vested or realizable if it is granted to an employee that is a “covered employee” as defined in Section 162(m) of the Code and the Committee has determined that the Stock Right should be structured so that it is not “applicable employee remuneration” under Section 162(m) unless and until the terms of this Plan, including any amendment hereto, have been approved by the Company’s stockholders in the manner and to the extent required under Section 162(m).

17.     Amendment of Stock Rights. The Board or Committee may amend, modify or terminate any outstanding Stock Rights including, but not limited to, substituting therefor another Stock Right of the same or a different type, changing the date of exercise or realization, and converting an ISO to a Non-Qualified Option, provided, that, except as otherwise provided in Paragraphs 8, 9, 10 or 13, the grantee’s consent to such action shall be required unless the Board or Committee determines that the action, taking into account any related action, would not materially and adversely affect the grantee.

18.    Governmental Regulation. The Company’s obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of the shares.

19.    Withholding of Additional Income Taxes. Upon the exercise of a Non-Qualified Option, the making of a Restricted Purchase of Common Stock for less than its fair market value, the granting of an Award, the making of a Disqualifying Disposition (as defined in Paragraph 21) or the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder, the Company, in accordance with Section 3402(a) of the Code, may require the optionee or purchaser to pay additional withholding taxes in respect of the amount that is considered compensation includible in such person’s gross income. The Committee in its discretion may condition (i) the exercise of an Option, (ii) the making of a Restricted Stock Purchase of Common Stock for less than its fair market value, (iii) the granting of an award, or (iv) the vesting of restricted Common Stock acquired by exercising a Stock Right, on the grantee’s payment of such additional withholding taxes.

20.    Tax Considerations. No provision of this Plan or of any Stock Right granted pursuant to this Plan shall be construed as a guarantee or indemnity by the Company or by any Related Corporation or by any of the Company’s or any Related Corporation’s directors, officers, employees, or agents as to any particular tax result under any federal, state, local or other tax law or rule. Without limiting the generality of the foregoing, no provision of this Plan or of any Stock Right granted pursuant to this Plan shall entitle a grantee (or anyone claiming through such grantee) to any amount in recompense of any tax or any interest or penalty with respect to any tax which the grantee (or anyone claiming through such grantee) claims could have been avoided (whether or not such claim is correct) had the Company or any Related Corporation or any of the Company’s or any Related Corporation’s directors, officers, employees or agents either complied with the terms of this Plan or of such Stock Right or adopted and complied with different terms for this Plan or such Stock Right.

21.    Notice to Company of Disqualifying Disposition. Each employee who receives an ISO must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition of any Common Stock acquired pursuant to the exercise of an ISO. A “Disqualifying Disposition” is any disposition (including any sale) of such Common Stock before the later of (a) two years after the date the employee was granted the ISO, or (b) one year after the date the employee acquired Common Stock by exercising the ISO. If the employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

22.    Governing Law; Construction. The validity and construction of the Plan and the instruments evidencing Options shall be governed by the laws of the State of Delaware. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

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